Exhibit 10.25

Contract on the Establishment of a Joint Venture

on

Establishment of the [Company]

By and between

CASI PHARMACEUTICALS, INC.

and

Wuxi Jintou Huicun Investment Limited Partnership

Wuxi, China

November 16, 2018

This Joint Venture Contract (hereinafter referred to as the “Contract”) was entered into in Wuxi, Jiangsu, P.R.C., on November 16, 2018 by and between:

(1)       CASI Pharmaceuticals, Inc. (hereinafter referred to as "Party A"), a company limited by shares duly incorporated and validly existing under the laws of United State of America, with its legal address at 9620 Medical Center Drive, Suite 300, Rockville, MD 20850, USA; and

(2)       Wuxi Jintou Huicun Investment Enterprise (Limited Partnership) (hereinafter referred to as "Party B"), a limited partnership duly incorporated and validly existing under the laws of the People’s Republic of China, with its registered address at Unit 1906-3, North Block, 5 Zhihui Road, Huishan Economic Development Zone, Wuxi. City.

(Party A and Party B are hereinafter collectively referred to as the "Parties", and each of them is individually referred to as a “Party”)

WHEREAS,

1.       CASI Pharmaceuticals, Inc., a Nasdaq-listed biopharmaceutical company, aims to address the demand for drugs for the treatment of cancers and other diseases in the markets, especially the Chinese market, through methods such as the acquisition, research and development, production and commercialization of quality drugs and innovative therapies. Headquartered in Maryland, the United States, CASI Pharmaceuticals, Inc. has its business activities primarily in China and the United States, and has a wholly-owned subsidiary and R&D base in Beijing, China.

2.       Wuxi Jintou Huicun Investment Limited Partnership, by giving full play to the role of “Guidance, Demonstration and Amplification” of the state-owned capital, aims to actively attract high-quality domestic and overseas enterprises to invest in Huishan Economic Development Zone in Wuxi, Jiangsu, in order to facilitate the economic growth of Wuxi and even Jiangsu as a whole while concentrating on the development of emerging high-tech industries.

The Parties intend to cooperate in the research and development, production and sales of high-end generic drugs in the Huishan Economic Development Zone in Wuxi, Jiangsu (hereinafter referred to as the “Project”) in order to forge an industrial chain of high-end drug research and development and production, and to this end, the Parties have decided to set up CASI (Wuxi) Pharmaceuticals, Inc. (hereinafter referred to as the “Joint Venture” or “Company”).

Based on the principles of equality and mutual benefits, Party A and Party B have agreed to incorporate a sino-foreign Joint Venture enterprise to develop the Project in accordance with the Company Law of the People's Republic of China, the Law of the People's Republic of China on Chinese-Foreign Equity Joint Ventures, the “Implementing Regulations for the Sino-Foreign Equity Joint Venture Enterprise Law of the People's Republic of China", and other applicable laws. To this end, the Parties have reached an agreement as follows:

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Article I DEFINITIONS AND INTERPRETATIONS

1.1	Term definitions

The following terms shall have the meanings set forth herein, unless otherwise specified in this Contract:

“Ratio of capital contribution”	shall mean the ratios of capital contributions made by the Parties to the Joint Venture as set forth in Article 5.3 of this Contract.

“Board of Directors”	shall mean the Board of Directors of the Joint Venture.

“Forex Account (for Expenses)”	shall mean the forex account (for expense purposes) opened by Party A through the Foreign Exchange Administration based on applicable application documents such as the notice of pre-approval of the name of the Joint Venture and the Joint Venture Contract.

“Shared Expenses”	shall mean the expenses incurred by the Parties in the preparation of the establishment of the Joint Venture, including but not limited to temporary office space rents and office expenses, hospitality expenses, conference fees, transportation expenses, and other common expenses incurred, to be paid upon mutual agreement.

“Senior Executives”	shall mean the General Manager, Vice General Manager and other officers of the Joint Venture directly appointed and dismissed by the Board of Directors.

“Working day”	shall mean any calendar day except Saturday, Sunday and public holidays of China.

“Affiliate”	shall mean any company directly or indirectly controlled by, under a common control with, or in control of any Party hereto by means of the ownership of voting equities/shares, capital or otherwise. “Control” shall mean the ownership of fifty percent (50%) or more of the voting equities/shares of a company or the possession of the power to designate or vote for the majority of the directors of a company or the power of directing the management of a company.

“Industrial & Commerce (I&C) Authority”	shall mean the State Administration for Market Regulations or the appropriate local industrial and commercial administrations.

“Establishment of the Joint Venture”	shall means the date of the business license of the Joint Venture is issued.

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“Term of the Joint Venture”	shall mean the period as stated in Article 20 of this Contract.

“the Joint Venture”	shall mean the limited liability company as a Chinese-foreign Joint Venture established by the Parties in accordance with this Contract.

“US Dollar”	shall mean the legal tender of America.

“Renminbi”	shall mean the legal tender of China.

“Effective Date”	shall mean the date on which this Contract is signed by both Parties’ authorized representatives and sealed with both Parties’ official seals.

“Applicable laws”	shall mean the laws, administrative regulations, local regulations, autonomous regulations, stand-alone regulations, ministerial provisions and ordinances of local governments of China as well as any other mandatory normative documents with a general binding force (including technical standards, codes and requirements of the state, local regions and industries). For the purpose of this Contract, “applicable laws” shall exclude the laws of the Hong Kong Special Administrative Region, and the Macau Special Administrative Region and Taiwan.

“Trademarks”	shall have the meaning as described in Article 16.1 of this Contract.

“Project”	shall mean the cooperative project on the research and development, production and sales of high-end generic drugs proposed to be developed by the Parties.

“Business License”	shall mean the P.R. China Enterprise Legal Person Business License issued by the I&C Authority to the Joint Venture.

“Articles of Association”	shall mean the Articles of Association of the Joint Venture executed by the Parties concurrently with the execution of this Contract.

“China”	shall mean the People’s Republic of China, which, for the purpose of this Contract, excludes the Hong Kong Special Administrative Region, the Macau Special Administrative Region, and Taiwan.

“Know-how”	shall mean technologies, technical information and technical secrets.

“Top staff”	shall mean the Chairperson, the Chief Executive Officer and other persons holding senior positions of the Company.

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1.2	Interpretations

For the purpose of this Contract, unless otherwise specified in the context:

(1)	any reference to any document (including this Contract) shall be interpreted to be such a document as being revised, supplemented, replaced or substituted from time to time;

(2)	any reference to this Contract shall include this Contract.

(3)	any reference to “any article” shall mean the article of this Contract;

(4)	the header of an article shall be inserted for reference only, and shall not be used to interpret this Contract;

(5)	any reference to any Party hereunder shall include its respective successor and allowable transferees;

(6)	any reference to any law shall be interpreted as including its revisions, supplements or replacements;

(7)	any reference to any judgment shall include any judgment, ban, order, decision or ruling made by any court or arbitration tribune;

(8)	Unless otherwise expressed, time shall be interpreted as “Beijing Time”; and

(9)	“Including” shall be deemed to be followed by the words “without limitation to” in any case, unless otherwise provided in the context;

Article II THE PARTIES OF THE JOINT VENTURE

The Parties to this Contract shall be as follows:

(1)	Party A: CASI Pharmaceuticals, Inc.

Country in which it was registered: the USA

Address: 9620 Medical Center Drive, suite 300 Rockville, MD 20850 USA

Authorized Representative: [ ] (Nationality: [ ])

Title: [ ]

(2)	Party B: Wuxi Jintou Huicun Investment Limited Partnership (Limited Partnership)

Country in which it was registered: The People’s Republic of China

Address: Unit 1906-3, 5 Zhihui Road, Huishan Economic Development Zone, Wuxi

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Executive Partner: Wuxi Jinrui Investment Management Limited Partnership (Limited Partnership)

Representative Assigned by the Executive Partner: Pu Jiong (Nationality: Chinese)

Article III THE ESTABLISHMENT OF THE JOINT VENTURE

3.1	Establishment of the Joint Venture

The Parties hereby agree to jointly fund and establish a Joint Venture in accordance with the laws of China and the provisions of this Contract.

3.2	Name and Address of the Joint Venture

The Chinese Name of the Joint Venture: Caixin Yuanda (Wuxi) Youxian Gongsi

English Name of the Joint Venture: Casi (Wuxi) Pharmaceuticals, Inc.

Registered Address of the Joint Venture: Southwest Corner of the Intersection of Huishan Avenue and Zhengmao Road, Huishan Economic Development Zone, Wuxi.

3.3	Limited liability company

The Joint Venture shall be incorporated as a limited liability company and shall be liable for its debts with all of its properties, and the Parties shall bear their respective liabilities to the Joint Venture to the extent of their respective capital contributions subscribed. The Parties shall share the profits of the Joint Venture in proportion to their respective paid-in capital contributions to the registered capital of the Joint Venture, and share the risk and loss of the Joint Venture based on the ratio of their respective capital contribution.

3.4	Legal person status

The Joint Venture shall be a legal person established in accordance with the laws of China. The activities of the Joint Venture shall be governed and protected by the Chinese laws.

3.5	Compliance with Chinese laws

The activities of the Joint Venture shall comply with the published laws and regulations of China, and the provisions in this Contract and the Articles of Association.

Article IV CONCEPT & BUSINESS SCOPE OF THE JOINT VENTURE

4.1	Purpose of the Joint Venture

The purpose of the Joint Venture: the Parties shall, under the principle of voluntariness, equality, cooperation and integrity, make use of their respective advantages in resources and experience to jointly engage in drug research and development, production and sales in China. The Parties intend to use the experience and advantages of Party A in acquisition, research and development, production and commercialization of high-quality drugs as well as in innovative therapies, as a basis to support the business development of the Joint Venture, and Party B shall be in charge of government relations and resources coordination to ensure the smooth establishment and operation of the Joint Venture. While realizing commercial and economic interests, the Parties shall also make every effort to incubate a local biomedical industry base in Wuxi, particularly for the high-end generic drugs industry, and forge an industrial chain of high-end drug research and development and production and promote rapid and thriving development of the biomedical industry.

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4.2	Business Scope

The Joint Venture shall have a scope of business in drug research and development, production and sales, subject to the approval by the competent I&C authorities.

Article V TOTAL INVESTMENT AND THE REGISTERED CAPITAL

5.1	Total Investment of the Joint Venture

It has been agreed by the Parties and acknowledge that the total investment of the Joint Venture shall be one hundred and twenty million U.S. dollars (US$120,000,000)..

5.2	The registered capital

It has been agreed by the Parties and acknowledge that the registered capital of the Joint Venture company shall be one hundred and ten million U.S. dollars (US$100,000,000).

5.3	The contribution of the registered capital

5.3.1	Party A's contribution to the registered capital of the Joint Venture shall be eighty million U.S. dollars (US$80,000,000), accounting for eighty percent (80%) of the registered capital of the Joint Venture, with which Party A shall hold eighty percent (80%) of the equity of the Joint Venture, and the contribution by Party B shall be made in the following ways:

(1)	Party A shall contribute fifty million U.S. dollars (US$50,000,000) , accounting for fifty percent (50%) of the registered capital of the Joint Venture, of which twenty-one million U.S. dollars (US$21,000,000) shall be fully paid in cash within three (3) months from the date of the incorporation of the Joint Venture, and this paid-in capital contribution shall be paid in full at the same time as the paid-in capital contribution by Party B as specified in Article 5.3.2 of the Contract; twenty-nine million U.S. dollars (US$29,000,000) shall be paid in full within three (3) years from the date of the incorporation of the Joint Venture.

(2)	Party A shall contribute thirty million U.S. dollars (US$30,000,000) in the form of intangible assets (ANDA products appraised as wholly owned by Party A , hereinafter referred to as the “Intangible Assets Contributed by Party A”), accounting for thirty percent (30%) of the registered capital of the Joint Venture. The ownership of the assessed ANDA products shall be transferred to the Joint Venture within three (3) years from the date of the incorporation of the Joint Venture.

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(3)	The value of Party A's intangible assets shall be appraised by the State-owned Assets Supervision and Administration Commission of Wuxi City, Jiangsu Province, China and an appraisal agency acceptable to Party A, and the appraisal result in the appraisal report shall prevail. The ANDA products as a capital contribution by Party A shall satisfy the business objectives of the Joint Venture company and shall be confirmed by Party B. Where the Intangible Assets of Party A for Capital Contribution have been assessed as less than USD30 million, Party A shall make up for the deficiency. Where the intangible assets contributed by Party A to the Joint Venture are assessed as higher than $30 million, the amount in excess can be considered as Party A additional capital contribution to the Joint Venture company, with the written consent of Party B.

(4)	It has been promised by Party A that all the Intangible Assets Contributed by Party A are legitimately owned by Party A, with clear proprietorship, and free of any defect in right, dispute in over ownership or other circumstances involving ambiguity in ownership. When Party A contributes its Intangible Assets Contributed to the Joint Venture, it shall faithfully disclose to Party B all information thereof. After the ownership of the Intangible Assets Contributed has been transferred to the Joint Venture, the Joint Venture shall have a complete ownership of the Intangible Assets Contributed by Party A. the Intangible Assets of Party A for Capital Contribution shall be free from any infringement, restrictions on guarantee or rights, dispute or potential dispute in property right. All proceeds incomes derived from the Intangible Assets contributed by Party A shall belong to the Joint Venture.

5.3.2	Party B shall contribute 20% of the registered capital of the Joint Venture, totaling USD20 million in Renminbi equivalent, in cash, by which Party B shall hold 20% of the equity in the Joint Venture, and pay up the capital within 3 months as from the date of establishment of the Joint Venture.

5.3.3	When paying in the capital to the Joint Venture, the Parties shall fully and timely assist the accounting firm acknowledged by the Joint Venture in verifying the capital contribution and issuing a capital verification report. The expense incurred by the Parties in relation to capital verification shall be borne by the Joint Venture. When Party A and Party B make paid-in capital contributions to the Joint Venture, they shall fully collaborate with the accounting firm hired by the Joint Venture in verifying the capital contributions and issuing a capital verification report. The expense incurred by the Parties in relation to capital verification shall be borne by the Joint Venture.

5.4	Payment of the registered capital

The Parties shall pay their share of the registered capital of the Joint Venture in full by the deadline and in such manner as stipulated by Article 5.3 of this Contract, unless the Board of Directors of the Joint Venture has made a separate resolution of the Board of Directors concerning the time and method to pay the registered capital.

5.5	Financing of the Joint Venture

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It has been agreed by the Parties that to the extent allowed by applicable laws, the Joint Venture can raise funds in such forms as loans from the shareholders or the shareholders’ affiliates, bank loans, and by inviting external partners to invest in accordance with the Articles of Association of the Joint Venture and the then-valid resolutions made by the Board of Directors.

Article VI THE OPTIONS TO SELL AND ACQUIRE SHARES, AND EQUITY TRANSFER

6.1	Party B's option to sell its equity in the company

6.1.1	Party A has promised that at any time after five (5) years from the date of the incorporation of the Joint Venture, or at any time when Party A fails to perform its obligation of capital contribution to the Joint Venture company in accordance with Article 2.3.2 hereof, Party B shall have the right to sell all of the equity shares of the Joint Venture Party B holds to Party A upon sending a written notice to Party A, and Party A shall acquire all of the equity shares of the Joint Venture that Party B holds, and the sales price of these equity shares shall be calculated with the following formula:

Equity sales price = total investment of Party B in the Joint Venture + (total investment x bank loan interest rate published by the People's Bank of China for the same period x the number of calendar days between the payment of capital to the bank account of the Joint Venture and the date when Party A’s payment of equity sales price has been received by the bank account of Party B ÷ 360 days.

6.1.2	It has been promised by Party A that if, after the incorporation of the Joint Venture, if it suffers a severe loss, discontinues its operations, gets dissolved or enters into a bankruptcy liquidation procedure, or if Party A has substantially violated this Joint Venture Contract and the Articles of Association of the Joint Venture, Party B shall have the right to sell all of the equity shares Party B holds in the Joint Venture to Party A upon sending a written notice to Party A, and Party A shall acquire all of equity shares in the Joint Venture held by Party B, and the total proceeds of the sales of these equity shares shall be the total investment Party B has made in the Joint Venture.

6.2	Party A's optional equity acquisition right

It has been agreed by Party B that at any time within five (5) years from the date of the incorporation of the Joint Venture, Party A shall have the right to acquire all of the equity shares of the Joint Venture held by Party B by sending a written notice to Party B, and Party B shall transfer all of its equity shares to Party A, and the equity acquisition price shall be calculated with the following formula:

Equity acquisition price = total investment by Party B into the Joint Venture + (total investment x bank loan interest rate published by the People's Bank of China for the same period x the number of calendar days between the payment of capital to the bank account of the Joint Venture and the date when Party A’s payment of equity sales price has been received by the bank account of Party B ÷ 360 days.

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6.3	Realization of the options to sell and acquire shares

Notwithstanding the aforementioned agreement, if it is required by any of the applicable laws or government regulations that the selling price of the equity shares that Party B holds in the Joint Venture must be determined through the so-called "biding-auction-listing" procedure with the result of the evaluation of its assets, Party A and Party B shall both abide by such laws and regulations. Party A shall participate in the "biding-auction-listing " procedure in order to acquire Party B’s equity. If the actual transaction of Party A's acquisition of the equity of the Joint Venture held by Party B has resulted in an amount that is lower than the amount of the sales/acquisition agreed by the Parties in the aforementioned sale/acquisition scenarios, Party B shall have the right to request Party A to compensate for the difference between the expected sale/acquisition amount and the actual transaction amount.

6.4	Restrictions over equity transfer

6.4.1	Both Parties have agreed that, unless Party B would exercise its option to sell its shares in accordance with Article 6.1 of this Contract, without written consent of Party A, Party B shall not sell its shares of the Joint Venture to any third party other than Party A, nor shall it start the "biding-auction-listing " procedure for its equity in the Joint Venture.

6.4.2	The Parties have agreed that, without the written consent of Party B, Party A shall not sell the equity of the Joint Venture it holds during the period when Party B holds the equity of the Joint Venture. (Party A shall has the right to transfer part of its equity to accompany affiliated to it, unless it loses its controlling shareholder status in the Joint Venture).

6.5	Cooperation and assistance

When performing any equity transfer in accordance with Article 6, the Parties shall ensure the directors they appoint shall approve the transaction, sign the equity transfer agreement in a timely fashion and complete the change registration procedure for the equity transfer with the competent I&C authorities and other administrative authorities. The Parties hereby agree to provide necessary assistance when the Joint Venture handles the aforesaid registration procedure for the equity transfer, including signing necessary documents and providing other documents required by the competent I&C authorities and other administrative authorities.

Article VII MAIN RIGHTS AND OBLIGATIONS OF THE PARTIES

7.1	In addition to Party A's other obligations under this Contract, Party A shall also bear the following obligations:

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7.1.1	Perform the capital contribution and the capital increase obligations in accordance with this Contract and/or the resolutions of the Board of Directors;

7.1.2	Assist the Joint Venture in recruiting and selecting the management personnel, engineering and technical personnel, and other personnel required for its operation;

7.1.3	Be responsible for introducing advanced enterprise management approaches and technical experience;

7.1.4       Assist the Joint Venture in its financing programs within China;

7.1.5	Assist the Joint Venture in handling other matters as entrusted by the Board of Directors.

7.2	In addition to Party B's other obligations under this Contract, Party B shall also bear the following obligations:

7.2.1	Perform the capital contribution obligation in accordance with this Contract and/or the resolutions of its Board of Directors;

7.2.2	Assist the Joint Venture in handling other matters as entrusted by its Board of Directors.

Article VIII REPRESENTATIONS AND WARRANTIES OF THE PARTIES

8.1	Party A and Party B shall make the following representations and warranties to each other:

(1)	Legal qualifications. It shall be an enterprise duly established and legally existing under the laws of its place of registration, have an independent legal personality, and have full legal rights, powers, authorities and capabilities to execute, deliver and implement this Contract, and any agreement and document to which it is a Party, as referred to in this Contract;

(2)	Legal authorization. The authorized representative of each Party has been legally authorized to execute this Contract on its behalf;

(3)	Legal approval. Each Party has obtained all appropriate and necessary approvals as required by the applicable laws to execute this Contract;

(4)	Obligation disclosures. Each Party shall cooperate with the other Party to perform statutory disclosure obligations;

(5)	Being free of violations. Each Party’s execution, delivery and performance of this Contract shall not conflict with its own articles of association or partnership agreements, and shall not violate or conflict with any agreement in any contract to which it is a Party or by which it is bound;

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(6)	Effectiveness and enforceability. According to the terms and conditions set out in this Contract, this Contract shall be legally valid and binding on and enforceable once it has become effective;

(7)	Any representations and warranties made under Article 8.1 of this Contract shall be true, accurate and complete without any concealment or misleading statement. If any of the representations and warranties made by a Party under Article 8.1 would be proved to be materially untrue or inaccurate, the other Party shall be entitled to a claim of liquidated damages for any related loss in accordance with Article 17.1 of this Contract.

8.2	Authorization

Party A and Party B each declares that the authorized representative designated in accordance with the laws under which each of Party A and Party B was established are fully authorized to execute this Contract according to a valid power of attorney or another document. For the avoidance of doubts, the authorized representative of Party A shall have been authorized to sign the Contract by a resolution reached by Party A's Board of Directors, and the authorized representative of Party B shall have been authorized to sign the contract by a resolution made at a meeting attended by Party B's partners.

Article IX BOARD OF DIRECTORS

9.1	Establishment

The Joint Venture shall, on the date it is established, set up a Board of Directors, which shall be the top authority of the Joint Venture and shall decide on major matters of the Joint Venture in accordance with this Contract and the Articles of Association of the Joint Venture.

9.2	Composition of the Board of Directors and the appointment of directors

9.2.1	The Board of Directors shall consist of 5 directors, including 4 appointed by Party A and 1 appointed by Party B.

9.2.2	Every director shall serve a term of 4 years, the Party appointing a director can at any time dismiss him or her and designate another person to take over his or her position, provided that this Contract and other agreements are complied with. A director from a Party can have additional terms if he or she is re-appointed by that Party. If a new director has not been appointed by the time a director’s term has expired, he or she shall continue to perform his or her duty and safeguard the interests of the Joint Venture in accordance with the provisions of related laws, regulations, this Contract and the Articles of Association of the Joint Venture. Where a director would retire, resign, has become incapacitated or died, or has been dismissed by the original appointing Party, that Party shall assign a succeeding director to fill the vacancy for the remainder of the original director’s term. Every time a Party appoints a succeeding director, it shall notify the other Party in writing of the name, identity and other information of the new director or the succeeding director.

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9.2.3	The directors shall abide by the related provisions of applicable laws, this Contract and the Articles of Association of the Joint Venture. The directors of the Joint Venture shall duly exercise their rights and perform their obligations as expected and take reasonable measures to protect the legitimate rights and interests of the Joint Venture. The directors of the Joint Venture shall perform their responsibilities under the principle of amicable cooperation and for the purpose of maximizing the commercial interests of the Joint Venture. A director shall not capitalize on his affiliates to impair the interests of the Joint Venture. Where the behaviors of a director hinder or affect the progress of the project, the Party appointing the director shall replace him or her if requested by the other directors.

9.2.4	The Joint Venture shall indemnify every director against all claims and liabilities from or in connection with their performance of their responsibilities as the directors of the Joint Venture, provided that the action or inaction of the director causing such claims or liabilities doesn’t constitute a deliberate negligence of their duty, a gross delinquency, or a violation of the criminal law.

9.2.5	The remunerations for the members of the Board of Directors during their terms shall be decided by the Board of Directors, and all reasonable expenses incurred by the directors in their capacity as the members of the Board of Directors shall be covered or reimbursed by the Joint Venture after being approved by the Board of Directors.

9.3	The Chairperson

9.3.1	The Board of Directors shall have a Chairperson, which shall be one of the directors appointed by Party A.

9.3.2	It has been agreed by the Parties that the Chairperson appointed by Party A shall act as the legal representative of the Joint Venture.

9.3.3	When unable to perform his or her responsibilities, the Chairperson shall authorize another director to represent the Joint Venture.

9.3.4	The Chairperson shall perform the following responsibilities:

(1)	Convening meetings of the Board of Directors (when the Chairperson can’t convene a meeting of the Board of Directors, Article 9.4.2 or 9.4.3 shall apply);

(2)	Signing various documents on behalf of the Joint Venture to the extent as authorized by the Board of Directors;

(3)	The Board of Directors can authorize the President to sign relevant documents on behalf of the Joint Venture, provided that such authorization does not violate applicable laws.

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9.4	The meetings of the Board of Directors

9.4.1	The date when the Joint Venture is issued its business license shall be seen as the date of the establishment of the Board of Directors of the Joint Venture. The first meeting of the Board of Directors of the Joint Venture shall be held within 10 working days after the establishment of the Joint Venture.

9.4.2	The Board of Directors of the Joint Venture shall convene a meeting at least every 3 months. The meetings of the Board of Directors shall be convened and presided over by the Chairperson. When unable to convene a meeting of the Board of Directors, the Chairperson shall designate another director to convene and preside over the meeting.

9.4.3	When no less than 1/3 of the directors have submitted a written proposal (including the agenda of the proposed meeting), the Chairperson shall send a notice within 5 working days after receiving such a written proposal to convene a special meeting of the Board of Directors. When unable to attend the aforesaid special meeting, the Chairperson shall assign another director to chair the meeting. In case the Chairperson has failed to convene a meeting of the Board of Directors and assign another director to convene the meeting, a director jointly elected by more than half of the directors shall convene and preside over the meeting.

9.4.4	All members of the Board of Directors of the Joint Venture shall be notified (including notice on the delay of a meeting) in writing at least 5 working days in advance of the time the meeting or special meeting of the Board of Directors shall be held (or in the case of a special meeting, a shorter notification time as agreed on by all directors unanimously in writing,), except for the first meeting of the Board of Directors. The meeting notice shall specify the date, time, venue (or detailed information about how to participate in the meeting by telephone or video conferencing), detailed description of the topics to be discussed, and the agenda of the meeting. Nevertheless, in the event of an emergency, or as agreed by all directors, the period of notification can be shortened. If any director attending the meeting doesn’t claim he or she has not received an appropriate written notice by the start of the meeting, he or she shall be deemed as having agreed with the shortening of the notice period. The meeting notice need not be sent to any director who has submitted a written waiver request duly signed before or after the meeting.

9.4.5	Any special and additional proposals and/or topics not listed in the agenda of the meeting notice shall not be included in the agenda of the actual meeting, unless all directors attending the meeting (either in person or by proxy) have agreed otherwise.

9.4.6	A meeting of the Board of Directors shall be attended by 2/3 or more of the directors for it to be valid, unless otherwise specified by this Contract. Where the directors present at any meeting of the Board of Directors (hereinafter referred to as the “first meeting of the Board of Directors”) convened in accordance with relevant agreements of this Contract have failed to satisfy the provisions of this Contract regarding a valid meeting of the Board of Directors, the Chairperson shall send a notice on the same day of the meeting and request them to attend the second meeting of the Board of Directors (hereinafter referred to as the “second meeting of the Board of Directors”) on the same agenda within 5 working days after the first meeting. Where the Chairperson has failed to send the aforesaid meeting notice on the date of the first meeting of the Board of Directors, any other director shall be entitled to send out such a notice. Where the directors present at the second meeting of the Board of Directors still fail to satisfy the provisions of this Contract regarding a valid meeting of the Board of Directors, a corporate deadlock shall be deemed to have been triggered, as defined in Article 12.1 of this Contract.

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9.4.7	A director can attend a meeting and vote in person or by proxy. Any director unable to attend a meeting in person can submit a written Power of Attorney to the Board of Directors and authorize any other director or another natural person with capacity for conduct to attend the meeting on his or her behalf. The director shall sign the Power of Attorney and specifically designate the authorized person to attend the meeting as his authorized proxy and provide any instruction applicable to such an authorized person. The proxy so appointed shall exercise the director’s rights to the extent as permitted by the Power of Attorney. One person can represent more than one director after being authorized and appointed. An authorized proxy can have right of one vote on behalf of every director he or she represents. If the proxy himself is also a director, he or she shall also vote on behalf of him or herself.

9.4.8	Any person attending a meeting of the Board of Directors can attend the meeting on the phone or by video, but all persons attending the meeting shall be able to hear one another, and the person attending the meeting in this manner shall be deemed to have attended the meeting in person.

9.4.9	Any matter that shall be approved or resolved at a meeting of the Board of Directors can be adopted with a written resolution without holding a meeting, provided that the content of the resolution shall be sent to all directors, and all of the directors have signed the resolution in support of it. Such a resolution of the Board of Directors can be sent by fax to all directors, the directors can sign on the fax copy and fax it back to the Joint Venture, but the signed original must be delivered to the Joint Venture by express mail.

9.4.10	The Secretary appointed by the Board of Directors (who shall be an employee of the Joint Venture) shall prepare the minutes of the meeting of the Board of Directors (the minutes shall accurately and fairly record everything discussed at the meeting) after the meeting, and send the minutes to all directors. A director present at the meeting who would like to make any revision to the minutes shall put forward his or her changes within 3 working days after having received the minutes sent by the Secretary of the Board of Directors (Board Secretary), otherwise, the director shall be deemed to have agreed with the minutes. The finalized minutes shall be signed by all directors, and a photocopy shall be sent to every director, Party A and Party B, and archived by the Board Secretary.

9.5	The voting right

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9.5.1	Every director (including the Chairperson) shall have the right to one vote.

9.5.2	Even if the President and the Vice President are not directors, they can still attend the meetings of the Board of Directors but they shall have no voting right, unless they shall be authorized and appointed by the directors as their proxies to attend the meeting and vote.

9.6	Assumption of expenses

The Joint Venture shall assume reasonable expenses (such as travel expenses) incurred by the directors to participate in other activities of the Board of Directors and/or the Joint Venture.

9.7	Resolutions of the Board of Directors

9.7.1	When making a resolution, the Board of Directors shall observe the principle of helping with the achievement of the operational mission of the Joint Venture and serving the long-term interests and development vision of the Joint Venture.

9.7.2	For a meeting of the Board of Directors to be valid in the adoption of a resolution related to the following matters, the members of the Board of Directors must include the director appointed by Party B, and the resolution must have been unanimously agreed on by all directors attending the meeting before it can be adopted:

(1)	Revision of the by-laws of the Joint Venture;

(2)	Termination or dissolution of the Joint Venture;

(3)	Increase or decrease of the registered capital of the Joint Venture;

(4)	Merger & spinoff related to the Joint Venture.

9.7.3	For a meeting of the Board of Directors to be valid in the adoption of a resolution on the following matters, the members of the Board of Directors present at the meeting must include the director appointed by Party B, and the resolution must have been agreed on by at least 2/3 of the directors attending the meeting before it can be adopted.

(1)	To decide to sell or dispose of major assets owned by the Joint Venture, such as real a real estate property, the land use right, machinery, or the application of mortgages, pledges or any property right burden on such an asset;

(2)	To decide on the external guarantee matters of the Joint Venture;

(3)	To decide on the change of the time and way for the shareholders to pay the registered capital;

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(4)	To make resolutions on the liquidation of the Joint Venture company or the change of its organizational form;

9.7.4	For a meeting of the Board of Directors to be valid in the adoption of a resolution on the following matters, the resolution must have been agreed on by at least 2/3 of the directors attending the meeting before it can be adopted: .

(1)	To decide on the operational guidelines and plans, investment initiatives and programs of the Joint Venture;

(2)	To examine and approve the report of the supervisors;

(3)	To examine and approve the annual financial budget plan and final financial accounting plan of Joint Venture;

(4)	To examine and approve the profit distribution plans and the loss recovery plan of the Joint Venture;

(5)	To make resolutions on the Company’s plan to issue corporate bonds or other securities and IPO//listing plans of the Joint Venture;

(6)	To make resolutions on the hiring and dismissal of accounting firms by the Joint Venture;

(7)	To consider stock incentive initiatives or their changes;

(8)	To examine transactions between the Joint Venture and its Affiliates;

(9)	To decide on matters related to the external investments, purchasing and sale of assets, external loans, asset mortgages, external guarantees, commissioned financial management, major contracts affiliated transactions, among others;

(10)	To decide on matters related to the set-up of administrative departments within the Joint Venture;

(11)	To decide on the appointment or dismissal of senior management personnel such as the general manager, deputy general manager, chief financial officer and other senior executives of the Joint Venture, and decide on the remunerations of the general manager, deputy general manager, and other senior management personnel;

(12)	To formulate the basic management system of the Joint Venture;

(13)	To attend to the work report by the general manager and examine the work of the general manager;

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(14)	Other functions and authorities specified by laws and regulations or the Articles of Association of the Joint Venture.

Article X BOARD OF SUPERVISORS

10.1	Supervisors

The Company shall have 2 supervisors in lieu of a board of supervisors, one designated by each party. Each supervisor shall serve a term of 3 years and can be re-elected upon expiration of the term.

10.2	The duties of the supervisors:

(1)	Supervising the activities performed by the members of the Board of Directors and the senior corporate executives in their official capacity and proposing the dismissal of the members of the Board of Directors and the senior corporate executives who have violated laws, regulations, this Contract, the policies of the Joint Venture, and the resolutions of the Board of Directors;
(2)	Requesting members of the Board of Directors and the senior corporate executives to correct their actions when their conducts would do harm to the interests of the Company,;
(3)	Examining the financial records of the Joint Venture. When necessary, the supervisors can separately assign another accounting firm to independently examine the financial records of the Joint Venture in the name of the Joint Venture and at the expense of the Joint Venture;
(4)	Attending the meetings of the Board of Directors as non-voting attendees, and questioning or advising the Board of Directors with regards to the matters involved;
(5)	Proposing special meetings of the Board of Directors and submitting proposals to the meeting of the Board of Directors;
(6)	Taking a legal action against the directors and senior executives of the Joint Venture according to Article 151 of the Company Law of the People’s Republic of China; and
(7)	Other authorities conferred upon them by the laws and regulations or this Contract and the Articles of Association of the Joint Venture.

10.3	A supervisor cannot hold a concurrent position in the Joint Venture

No director or senior executive of the Joint Venture shall act as a supervisor.

Article XI THE MANAGEMENT BODY

11.1	The Management Body

The management body of the Company shall be responsible for the day-to-day operations and management of the Company. The management body shall consist of the President, who shall be recommended by Party A and appointed or dismissed by the Board of Directors. A President shall has a term of office of 3 years.

11.2	The President shall report to the Board of Directors, and exercise the following authorities:

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(1)	Organizing the implementation of resolutions made by the Board of Directors, and make report about the operation of the Joint Venture and other material matters to the Board of Directors;

(2)	Formulating a plan to set up the adminstrative and managerial organization of the Company, and submit the same to the Board of Directors for approval;

(3)	Proposing candidates for Vice President, chief financial officer and other senior executives of the Joint Venture and the standards of their remuneration and report the same to the Board of Directors for their examination;

(4)	Making the annual financial budget, final accounts statements, profit distribution and loss recovery plans of the Joint Venture:

(5)	Deciding basic management systems of the Company in accordance with this Contract and the resolutions of the Board of Directors and formulate concrete management systems of the Company;

(6)	Organizing and leading the production, operation and management of the Company;

(7)	Working with other powers granted by the Board of Directors.

11.3	The President can sit in the meetings of the Board of Directors.

11.4	Where the President has been found to seek private gains by taking advantage of his powers or committed gross negligence, the Board of Directors can resolve to replace him or her at any time.

Article XII CORPORATE DEADLOCK

12.1	The circumstances of a corporate deadlock

Where the directors present at the first meeting of the Board of Directors fail to make a resolution on a matter that shall be resolved by the Board of Directors or the meeting has failed to satisfy the provisions of this Contract regarding a valid meeting of the Board of Directors, the Board of Directors shall convene the second meeting within 5 working days and resolve the same matter. Where the directors present at the second meeting of the Board of Directors still fail to make a resolution on the matter or the meeting has failed again to satisfy the provisions of this Contract regarding a valid meeting of the Board of Directors, this shall be deemed to have triggered a corporate deadlock on the holding date of the second meeting of the Board of Directors.

12.2	Handling of a corporate deadlock

12.2.1	Earnest consultation

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After a deadlock has occurred, the directors of the Joint Venture shall immediately submit the matter involved in the deadlock to the senior staff members of the Parties (hereinafter referred to as “Senior Staff”). The Parties shall urge their respective senior staff to conduct negotiations in good faith with those of the other Party for the purpose of reaching a resolution on the matter within 10 days. After the senior staffs of the Parties agree upon the matter under the deadlock, the Parties shall cause the Board of Directors to adopt a resolution on the matter as soon as possible.

12.2.2	Resolution for a corporate deadlock

It has been agreed by the Parties that where the senior staff of the Parties have failed to agree upon a solution to the deadlocked matter during the aforesaid negotiation period, Party A shall acquire all equity shares of Party B in the Joint Venture at the price as described in Article 6.2 of this Contract, and Party B shall have the right to request Party A to acquire the equity. The Parties shall cause the directors they have appointed to approve the aforesaid equity transfer, sign the equity transfer agreement in a timely fashion and provide necessary assistance when the Joint Venture completes the registration procedure for the equity transfer with the competent industrial and commercial administration.

Article XIII ACCOUNTING, AUDIT, TAX & PROFIT DISTRIBUTION

13.1	Accounting

The accounting year of the Company shall be from January 1 to December 31, and all recording vouchers, bills, statements and accounting books shall be prepared in Chinese.

13.2	Audit

For financial audits, the Joint Venture shall hire a public accountant certified in China to examine and audit the corporate financial records, who shall issue an annual audit report within 4 months after the end of every accounting year, and report the results to the Board of Directors and the President. When Party A shall deem it necessary to hire auditors from other countries to perform the annual financial audit, Party B shall agree.

13.3	Tax

The Joint Venture shall pay various taxes in accordance with applicable laws and be entitled to preferential tax treatments stipulated by applicable laws. The Parties shall make every possible effort to help the Joint Venture obtain the most preferred tax treatments allowed by applicable laws.

13.4	Profit distribution

To avoid ambiguity, the Parties agree that the Joint Venture shall not perform profit distributions and Party B shall not claim a profit distribution before Party B has exited the Joint Venture based on it optional equity sales right of Party B or the optional equity acquisition right of Party A. If Party B has exited the Joint Venture based on its optional equity sales right or the optional equity acquisition right of Party A, Party B shall not request the Joint Venture to perform the profit distributions.

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Article XIV INSURANCE

The Joint Venture shall, at its own expenses, always buy and maintain comprehensive and sufficient insurances during its operating period to cover the risks as required by applicable laws, and the risks usually covered by foreign-funded enterprises of the same kind within the territory of China. The Board of Directors of the Company shall decide on the insurance types, insurance values, insurance periods and other related matters in accordance with relevant requirements of the insurance company by a resolution adopted in a Board of Directors meeting.

Article XV LABOR MANAGEMENT

15.1	The matters related to the recruitment, hiring, dismissal of employees, the wages and salaries, labor insurance, living allowances, award and penalty shall be handled pursuant to the Labor Law of the People's Republic of China as well as other related laws and regulations. The Board of Directors shall make an overall guiding principle, and the Joint Venture and its trade union shall see to the execution of collective or individual labor contracts with the prospects to stipulate the related matters, which the Company shall submit to the local labor administration authority for its filing record.

15.2	The Board of Directors of the Joint Venture shall discuss to decide on the matters related to the employment for Senior Executives recommended by the Parties, their salaries, social insurance, welfare and the standard for their travel expenses.

Article XVI INTELLECTUAL PROPERTY RIGHTS

16.1	Registered trademarks

16.1.1	Unless otherwise agreed by the parties, the Joint Venture may, during the Term of the Joint Venture, create all of the trademarks, service marks, trade names, logos, characters or symbols (collectively “Trademarks”) for identifying the Joint Venture itself or its services. Upon registration by the Joint Venture of the Trademarks under the national trademark law and other applicable laws and regulations, the Trademarks shall be exclusively owned by the Joint Venture. Unless otherwise agreed by the parties, either Party shall pay reasonable considerations to the Joint Venture if it intends to buy the Joint Venture’s Trademarks after the termination of the contract.

16.1.2	Within the term of the Joint Venture, upon prior consent of a Party hereto (hereinafter the “Licensor”), the Joint Venture, its successor and the other Party hereto may use the Licensor’s registered trademarks, service marks, trade names, logos, domain names and other intellectual properties within Term of the Joint Venture and after its termination.

16.2       Exclusive technical Know-how

16.2.1	Within the term of the Joint Venture, if the Joint Venture and a Party or its affiliates (hereinafter the “Providers”) enter into a technical know-how license contract, as agreed by the parties, the Joint Venture shall use the technical know-how owned by the Provider as agreed in such a know-how license contract and pay reasonable considerations. Any technical know-how, patent and other innovative achievements and all intellectual property rights generated during any use by the Joint Venture of the technical know-how owned by the Provider as agreed by the know-how license contract shall be the property of the Joint Venture.

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16.2.2	Upon the termination or early termination hereof, the Joint Venture and the Provider shall deal with the matters regarding the ownership and right-to-use of the know-how as stated in the know-how license contract; for any know-how not expressly agreed in such a contract, the Joint Venture may continue using it free of charge only for the purpose of this Project, and with prior written consent of the Provider, may use it or license any third Party to use it in connection with other projects.

Article XVII DEFAULT

17.1	Default and indemnification

In case of any default by either Party, which has caused this Contract unable to be performed or fully performed, the defaulting Party shall be liable for such default; where both parties shall be in default, the parties shall assume their respective liabilities for such a default, as appropriate. Except as otherwise agreed herein, the non-defaulting Party shall be entitled to a claim to recover its losses arising from the default by, and from, the defaulting Party (including but not limited to legal fees, and attorneys’ fees).

17.2	Continued performance

Where either Party fails to perform any of its obligations hereunder, in addition to any other rights and remedies granted by laws and regulations and this Contract, the non-defaulting Party shall have the right to request specific performance of such obligations by the defaulting Party.

Article XVIII FORCE MAJEURE

If the performance hereof shall be directly affected by any unforeseeable force majeure, or it shall be impossible for this Contract to be fulfilled as agreed due to any earthquake, typhoon, flood, fire, war, or any unforeseeable force majeure event, the occurrence and consequences of which shall be unpreventable or unavoidable, the affected Party shall notify the other Party immediately, and within 15 days of occurrence of such a force majeure event, provide the details of such an event, and valid evidence supporting the reasons for the impossibility of or delay in the fulfillment of this Contract in whole or in part, which shall be issued by the notary authority at the place where such event occurs. Depending on the extent of impact imposed by a force majeure event on the fulfillment hereof, the parties shall decide whether to terminate this Contract, or release from performance of part of the obligations and liabilities hereunder, or delay the performance hereof.

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Article XIX CONFIDENTIALITY

19.1	Confidential information

Whether this Contract shall be terminated or not, either Party shall keep confidential the execution, performance, and content of this Contract, and any and all trade secrets, proprietary information, customer data, and otherwise known or received by such Party in relation to the other Party hereof owing to the execution and performance hereof during the cooperation (collectively the “Confidential Information”). Any Party shall use such Confidential Information solely for the purpose of performing this Contract. Without written permission of the other Party, neither Party shall disclose any such Confidential Information to any third Party, otherwise, it shall be liable for violating the Contract, and compensate for any losses so incurred.

19.2	Disclosure of Confidential Information

Subject to the written permission of the other Party, a Party shall ensure that it may disclose Confidential Information to its employees, affiliates, consultants, agents, or contractors solely for performance of this Contract, and warrant to the other Party that its employees, affiliates, consultants, agents, or contracts shall maintain the confidentiality of the Confidential Information; or otherwise, it shall be liable for indemnifications.

19.3	Non-confidential information

Confidential information shall exclude any information: (1) known by the receiving Party prior to the disclosure, as shown by documentary evidence; (2) entered into the public domain not at the fault of the receiving Party, or otherwise known by the public; or (3) received duly by the receiving Party subsequently from other sources.

Article XX THE TERM OF THE JOINT VENTURE AND ITS DISSOLUTION AND LIQUIDATION

20.1	Term of the Joint Venture

In the absence of any early termination agreed herein, the Joint Venture's Term of the Joint Venture shall be indefinite; in the event of any early termination as appropriate due to a condition specified below in the contract, the Joint Venture's Term of the Joint Venture shall be from the date of establishment of the Joint Venture to the date on which this Contract is terminated (hereinafter referred to as “Term of the Joint Venture”).

20.2	Conditions for Early Termination

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20.2.1	This Contract shall be terminated earlier if any of the following occurs:

(1)	The Joint Venture has suffered a material loss and can no longer continue its operation;
(2)	The business license of the Joint Venture has been deprived by a competent I&C Authority;
(3)	The Joint Venture can’t continue its operations due to force majeure unpredictable by the Parties when entering into this Contract;
(4)	The Company has failed to achieve the operational goals and has no possibility to improve;
(5)	The Joint Venture has been ordered to be dissolved at the judgment of a People’s Court;
(6)	The Joint Venture has been caught in an operating dilemma or deadlock because changes to the applicable laws or political, economic, social or international environments; and
(7)	Other situations come up for which it shall be agreeable to have an early termination.

20.2.2	Consequences of Early Termination

In the event of early termination of this Contract in accordance with Article 20.2.1 above, both Parties shall cause the Board of Directors to have a meeting to make a resolution on the early termination of the Joint Venture and the dissolution of the Joint Venture, and to conduct the liquidation of the Company in accordance with the law.

20.3	Liquidation

When the Joint Venture shall be dissolved, the Board of Directors shall form a liquidation committee to be responsible for the implementation of liquidation pursuant to the Implementation Rules for the Law of the People’s Republic of China on Chinese-foreign Equity Joint Ventures.

Article XXI DISPUTE RESOLUTION

21.1	This contract shall be governed and interpreted by the laws of the People's Republic of China.

21.2	In the event of any dispute over the interpretation or the implementation of this Contract, either Party may submit the dispute to the Shanghai Branch of the China International Economic and Trade Arbitration Commission for arbitration in Shanghai in accordance with the commission’s arbitration rules in force then. The arbitral award shall be final and binding on both Parties. The arbitration fee shall be borne by the losing Party.

21.3	During the arbitration for dispute resolution, the provisions of this Contract other than those in dispute and undergoing arbitration shall remain valid and continued to be performed by the Parties.

Article XXII MISCELLANEOUS

22.1	The effective date

This Contract shall take effect as of the execution by the authorized representatives of the Parties.

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22.2	The Joint Venture Contract and Shareholder Agreement

This Joint Venture Contract shall be executed based on the Shareholder Agreement dated November 16, 2018 between Party A and Party B. In the event of any inconsistency between the Joint Venture Contract and the Shareholder Agreement, the Shareholder Agreement shall prevail.

22.3	The validity of some articles beyond the term of the contract

Before the Effective Date of this Contract, and after the termination of this Contract and the dissolution and liquidation of the Joint Venture, Article 19 (Confidentiality) and Article 21 (Dispute Resolution) of this Contract shall continue to be valid.

22.4	Revisions

Any revision of this Contract shall come into force only after being agreed by the Parties in writing.

22.5	Severability

The invalidity of any provision of this Contract shall not affect the validity of other provisions of this Contract.

22.6	Waiver

No failure to exercise any right, power or privilege under this Contract shall be deemed as a waiver of such right, power or privilege, and no single or partial exercise of any right, power or privilege shall preclude any further exercise of such right, power or privilege or any exercise of any other right, power or privilege.

22.7	No assignment

Unless expressly agreed otherwise in this Contract, neither Party may assign any of its rights and obligations under this Contract without the express written consent of the other Party.

22.8	Notice

22.8.1	All notices between the Parties shall be written in Chinese and may be transferred by personal delivery, via airmail, by fax or e-mail. In this Contract, both Parties shall provide in writing their respective address, fax number, telephone number and name of recipients to be used for receiving notices:

(1)	Party A: CASI Pharmaceuticals, Inc.

Address: 9620 Medical Center Drive, suite 300 Rockville, MD 20850 USA

Attention: Cynthia W. Hu

Tel.: (484) 225-0341

Fax: (240) 864-2781

E-mail: cynthiaw@casipharmaceuticals.com

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(2)	Party B: Wuxi Jintou Huicun Investment Limited Partnership

Address: Floor 18, Wuxi Chamber of Commerce Building, No. 1 Eighth Financial Street, Taihu New City, Wuxi

Attention: Zhu Xuting

Tel.: 0510-85189575

Fax: 0510-85189180

E-mail: zhuxt@wxfig.com

22.8.2	A notice furnished by the following means shall be deemed to have been served on the dates listed below (whether or not a receipt is signed by the recipient):

(1)	by personal delivery: the date it is delivered;
(2)	by letter: the 7th day after payment of postage (i.e., the 7th day after the postmark date);
(3)	by fax or email: the 1st business day after the sending date.

At any time during the term of this Contract, either Party shall be entitled to change its address, name of recipients, fax number, or e-mail address to be used for receiving notices, provided that the other Party shall be notified of such change according to this Article.

22.9	Public disclosure

Without prior written consent of the other Party, neither Party may make any statement, announcement or disclosure related to this Contract, the relationship between the Parties, or the transactions of the Joint Venture to the public, unless required for the compliance with applicable laws or regulations or requirements of the securities regulatory authorities or stock exchanges.

22.10	The contract languages

This contract shall be written in both Chinese and English. In the event of any inconsistency between the two versions, the Chinese version shall prevail.

22.11	Copies of the Contract

This Contract has 10 originals in Chinese, with each Party holding 3 originals respectively, and the other 4 originals shall be used to apply for the establishment of the Joint Venture. All copies shall have the same legal effect.

(The remainder of this page shall be intentionally left blank)

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(This page shall be the signing page for the Joint Venture Contract by and between CASI PHARMACEUTICALS, INC. and Wuxi Jintou Huicun Investment Limited Partnership)

IN WITNESS THEREOF, the duly authorized representatives of the Parties have signed this Contract in Wuxi, Jiangsu Province, the People’s Republic of China on the date first written above.

CASI Pharmaceuticals (Beijing), Inc.	Wuxi Jintou Huicun Investment Limited Partnership (Limited Partnership)
Stamp	Stamp
Signature: /s/ Wei (Larry) Zhang	Signature: /s/ Pu-Jiong
Authorized Representative:	Representative Assigned by Executive Partner:
Title:	Title:

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